Exhibit 10.1

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (this “Policy”) of Nuvalent, Inc. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of March 26, 2024 (the “Effective Date”) and as of the Effective Date shall supersede and replace the Company’s Non-Employee Director Compensation Policy that was previously adopted with an effectiveness date of March 14, 2023. In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $42,000 for general availability and participation in meetings and conference calls of the Company’s Board of Directors (the “Board”), to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board.

Additional Annual Retainer for Non-Executive Chair:	$31,000
Additional Annual Retainers for Committee Membership:
Audit Committee Chair:	$20,000
Audit Committee member:	$10,000
Compensation Committee Chair:	$15,000
Compensation Committee member:	$7,500
Nominating and Corporate Governance Committee Chair:	$10,000
Nominating and Corporate Governance Committee member:	$5,000

Chair and committee member retainers are in addition to retainers for members of the Board. No additional compensation will be paid for attending individual meetings of the Board or committees of the Board.

Equity Retainers

Outside Directors shall be granted the equity awards described below. The awards described below shall be granted automatically, and without further action by the Board or the Compensation Committee of the Board, shall be granted under and shall be subject to the terms and provisions of the Company’s 2021 Stock Option and Incentive Plan, as it may be amended or restated from time to time, or any successor Company equity incentive plan then maintained by the Company (as applicable, the “Equity Plan”), and the forms of equity award agreements previously approved as of such time by the Board or the Compensation Committee of the Board, with the equity award agreements for such awards to set forth the vesting schedules applicable to such awards and such other terms as may be required by the Equity Plan and this Policy.

For purposes of this Policy, “Value” means with respect to any equity award, the grant date fair value of the award as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Initial Award: An initial, one-time equity award will be granted to each new Outside Director upon his or her election to the Board, with such equity award comprised of an option to purchase shares of the Company’s Class A common stock (the “Initial Option”) and a restricted stock unit award with respect to shares of the Company’s Class A common stock (the “Initial RSU” and, together with the Initial Option, the “Initial Award”), such Initial Award having an aggregate Value of $600,000, with the Value of the Initial Option and the Value of the Initial RSU each being equal as nearly as practicable to 50% of the total Value of the Initial Award, provided, however, that the maximum number of shares of the Company’s Class A common stock subject to the Initial Option shall be 14,850 shares and the maximum number of shares subject to the Initial RSU shall be 7,425 shares, in each case subject to adjustment for subsequent stock splits or other similar changes in capitalization affecting the Company’s Class A common stock, with any fractional shares resulting from any such adjustment eliminated. The Initial Option (a) shall vest in equal monthly installments over three years from the date of grant, provided, however, that all vesting shall cease if the director ceases to remain in service on the Board, unless the Board determines that the circumstances warrant continuation of vesting, (b) shall expire ten years from the date of grant, and (c) shall have a per share exercise price equal to the fair market value of the Company’s Class A common stock on the date of grant as determined in accordance with the Equity Plan. The Initial RSU shall vest in equal annual installments over three years from the date of grant, provided, however, that all vesting shall cease if the director ceases to remain in service on the Board, unless the Board determines that the circumstances warrant continuation of vesting. This Initial Award applies only to Outside Directors who are first elected to the Board subsequent to the Effective Date.

Annual Award: On each date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting”), and as of immediately following such Annual Meeting, each Outside Director who has served as an Outside Director for at least six (6) months as of the date of such Annual Meeting and continues to serve as an Outside Director immediately following such Annual Meeting and has not announced an intention to resign from the Board will be granted an annual equity award comprised of an option to purchase shares of the Company’s Class A common stock (the “Annual Option”) and a restricted stock unit award with respect to shares of the Company’s Class A common stock (the “Annual RSU” and, together with the Annual Option, the “Annual Award”), such Annual Award having an aggregate Value of $400,000, with the Value of the Annual Option and the Value of the Annual RSU each being equal as nearly as practicable to 50% of the total Value of the Annual Award, provided, however, that the maximum number of shares of the Company’s Class A common stock subject to the Annual Option shall be 9,900 shares and the maximum number of shares subject to the Annual RSU shall be 4,950 shares, in each case subject to adjustment for subsequent stock splits or other similar changes in capitalization affecting the Company’s Class A common stock, with any fractional shares resulting from any such adjustment eliminated. Each of the Annual Option and the Annual RSU shall vest in full upon the earlier of (a) the first anniversary of the date of grant or (b) the date of the next Annual Meeting, provided, however, that all vesting shall cease if the director’s service on the Board ceases, unless the Board determines that the circumstances warrant continuation of vesting. The Annual Option shall expire ten years from the date of grant, and shall have a per share exercise price equal to the fair market value of the Company’s Class A common stock on the date of grant as determined in accordance with the Equity Plan.

Sale Event Acceleration: All outstanding Initial Awards and Annual Awards held by an Outside Director who is then-serving on the Board upon the consummation of any of the following transactions shall become fully vested and exercisable (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the common stock of the Company, including without limitation the Company’s Class A common stock and Class B common stock, to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any committee thereof.

Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board (or such other limits as may be set forth in the Equity Plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the Value thereof.

Adopted March 26, 2024.